Exhibit 99.1

630 Fifth Avenue, Suite 3110 New York, NY 10111 Tel 212 218 8720 Fax 212 218 8721 4840 Pearl East Circle, Suite 300W Boulder, CO 80301 Tel 303 516 8500 Fax 303 530 1296 www.tapestrypharma.com

Press Release

Contact:	Tapestry Pharmaceuticals, Inc. Gordon Link Senior Vice President, Chief Financial Officer 303 516 8500 glink@tapestrypharma.com	Investor:	Lilian Stern Stern Investor Relations, Inc. 212 362 1200

		Media:	Peter Steinerman 516 374 3031

For Immediate Release

TAPESTRY REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Boulder, CO., August 3, 2005 – Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today financial results for the second quarter ending June 29, 2005.

The net loss from continuing operations for the second quarter of 2005 was $4.3 million compared to a similar loss of $5.3 million for the second quarter of 2004.  The net loss for the second quarter of 2005 was $4.4 million, or $0.13 basic and diluted loss per share.  This compares to a net loss for the second quarter of 2004 of $6.4 million, or $0.19 basic and diluted loss per share.

As of June 29, 2005, Tapestry had $21.1 million in cash, cash equivalents, and investments.

“Our second quarter financial results show the impact of some of the cash saving measures that we implemented last year as we focused our preclinical development programs.   Our recently announced downsizing has us now focusing further by placing the majority of our resources on our lead clinical programs,” commented Leonard P. Shaykin, Chairman and Chief Executive Officer of Tapestry Pharmaceuticals.  “We are pleased with the performance of our lead compound TPI 287 to date, including the progress of the first Phase I trial.  We expect to initiate a second Phase I clinical trial for TPI 287, on an alternate dosing regimen, before the end of 2005 and, pending review of data from these Phase I studies, to initiate our first Phase II clinical study around mid-year 2006.”

Recent Highlights

•                  In April, Tapestry presented findings of preclinical studies evaluating TPI 287 in human tumor cell lines during a poster session at the American Association for Cancer Research (AACR) 2005 Annual Meeting in Anaheim, CA.  Results showed that TPI 287 demonstrated tumor growth inhibition activity in four tumor cell lines with multiple drug resistance, MDR1.

•                  On July 25, 2005, Tapestry announced a downsizing designed to focus the majority of its resources on its lead clinical development programs while moving its other preclinical programs forward more slowly.  Approximately 14 positions, or 30% of the workforce, were eliminated and an estimated $7.4 million will be conserved through the end of 2006.

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer.

For more information about Tapestry and its technologies, visit Tapestry’s web site at www.tapestrypharma.com.

Forward Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,” “should,” “anticipates,” “expects” or comparable terminology or by discussions of strategy.   Such forward looking statements include statements relating to the clinical development program for TPI-287, the continuation of development of additional proprietary oncology compounds over the rest of the year and the ability of TPI 287 to overcome acquired resistance to taxane-based therapies.  Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that Tapestry will be unable to manufacture additional TPI 287 according to GMP standards or in sufficient quantities to complete clinical trials; that clinical trials for TPI 287 will be delayed due to institutional approvals, patient recruitment, formulation and manufacturing difficulties or other factors; and that human clinical trials may show that TPI 287 is unsafe and/or ineffective in treating cancer in human patients.  General implementation risks associated with development of any of our products include those that we are blocked or limited in the development of our product candidates because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of our product candidates is delayed or terminated because the costs of further development exceed the value of such candidates; and that the Company’s resources are insufficient to continue development and the Company will be unable to raise sufficient additional capital to continue operations and development.  Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 29, 2004 and Quarterly Report on Form 10-Q for the period ended March 30, 2005.  The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

For further information, please contact Gordon Link, Senior Vice President, Chief Financial Officer, at 303 516 8500.

Tapestry Pharmaceuticals, Inc.

Balance Sheets

(In thousands)

	June 29,	December 29,
	2005	2004
	(Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$668	$1,713

Short-term investments	20,452	29,378

Prepaid expense and other current assets	655	538

Assets held for sale	—	112

Total current assets	21,775	31,741

Property, plant and equipment, net	656	676

Long-term investments	—	4,631

Other assets	2,134	2,245

Total assets	$24,565	$39,293

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$2,399	$8,268

Notes payable-long term, net	2,914	3,245

Total stockholders’ equity	19,252	27,780

Total liabilities and stockholders’ equity	$24,565	$39,293

Tapestry Pharmaceuticals, Inc.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	June 29, 2005	June 30, 2004
	(Unaudited)	(Unaudited)
Operating expenses:
Research and development	$2,785	$3,164
General and administrative	1,469	2,022
Operating loss	4,254	5,186

Other income (expense):
Interest income	211	143
Interest expense	(244)	(238)
Net loss from continuing operations	(4,287)	(5,281)

Discontinued operations:
Income (loss) from discontinued operations	(127)	(1,106)

Net income (loss)	$(4,414)	$(6,387)

Basic and diluted loss per share from continuing operations	$(0.13)	$(0.16)
Basic and diluted income (loss) per share from discontinued operations	—	$(0.03)
Basic and diluted income (loss) per share	$(0.13)	$(0.19)

Basic and diluted weighted average shares outstanding	34,124	33,234